                                                                     EXHIBIT 2.1

   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of CCIC and the historical financial statements of the entities acquired by CCIC during the period presented, adjusted to give effect to the following transactions:

    (1) the recent debt and equity offerings and the issuance of the convertible preferred stock and warrants in the GE Capital transaction;

    (2) the Bell Atlantic joint venture;

    (3) the BellSouth transaction; and

    (4) the Powertel acquisition.

   The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1999 gives effect to these transactions as if they had occurred as of January 1, 1999. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the transaction described in clause
(3) above as if it had been completed as of December 31, 1999. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

   Included in the notes accompanying the pro forma financial statements are tables summarizing the unaudited pro forma results of operations and balance sheet for CCIC and its subsidiaries that are restricted by covenants in our high yield debt instruments. These subsidiaries exclude our U.K. subsidiaries and the Bell Atlantic joint venture, both of which are designated as unrestricted subsidiaries under our high yield debt instruments.

   The pro forma financial statements do not purport to represent what CCIC's results of operations or financial condition would actually have been had these transactions in fact occurred on such dates or to project CCIC's results of operations or financial condition for any future date or period. The pro forma financial statements should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in CCIC's most recent annual report on Form 10-K.

   The Bell Atlantic joint venture and the Powertel acquisition are accounted for under the purchase method of accounting. The total purchase price for the Bell Atlantic joint venture and the Powertel acquisition has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon CCIC's preliminary estimate of their fair values with the remainder allocated to goodwill and other intangible assets. The allocations of the purchase prices may be revised when additional information concerning asset and liability valuations is obtained; however, we do not expect that any such revisions will have a material effect on our consolidated financial position or results of operations.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1999
               (Dollars in thousands, except per share amounts)

                                                           Historical               Pro Forma  Adjustments
                                                              Bell                     for         for
                                 Adjustments    Pro Forma   Atlantic  Adjustments   Offerings   Proposed
                     Historical      for           for       Joint     for Joint    and Joint   BellSouth      Historical
                        CCIC      Offerings     Offerings  Venture(c)   Venture      Venture   Transaction     Powertel(l)
                     ----------  -----------    ---------  ---------- -----------   ---------  -----------     -----------
Net revenues:
 Site rental and
 broadcast
 transmission......  $ 267,894    $     --      $ 267,894   $ 3,705     $ 8,092(d)  $ 279,691    $21,394(i)      $ 1,864
 Network services
 and other.........     77,865          --         77,865        --          --        77,865         --              --
                     ---------    --------      ---------   -------     -------     ---------    -------         -------
   Total net
   revenues........    345,759          --        345,759     3,705       8,092       357,556     21,394           1,864
                     ---------    --------      ---------   -------     -------     ---------    -------         -------
Operating expenses:
 Costs of
 operations:
   Site rental and
   broadcast
   transmission....    114,436          --        114,436     5,359          --(e)    119,795      7,207(e)(j)     2,589
   Network services
   and other.......     42,312          --         42,312        --          --        42,312         --              --
 General and
 administrative....     43,823          --         43,823        --          --(e)     43,823         --(e)           --
 Corporate
 development.......      5,403          --          5,403        --          --         5,403         --              --
 Restructuring
 charges...........      5,645          --          5,645        --          --         5,645         --              --
 Non-cash
 compensation
 charges...........      2,173          --          2,173        --          --         2,173         --              --
 Depreciation and
 amortization......    130,106          --        130,106     1,899       6,222(f)    138,227     19,282(k)        3,633
                     ---------    --------      ---------   -------     -------     ---------    -------         -------
                       343,898          --        343,898     7,258       6,222       357,378     26,489           6,222
                     ---------    --------      ---------   -------     -------     ---------    -------         -------
Operating income
(loss).............      1,861          --          1,861    (3,553)      1,870           178     (5,095)         (4,358)
Other income
(expense):
 Interest and
 other income
 (expense).........     17,731          --         17,731        --          --        17,731         --              --
 Interest expense
 and amortization
 of deferred
 financing costs...   (110,908)    (36,947)(a)   (147,855)       --      (4,428)(g)  (152,283)        --              --
                     ---------    --------      ---------   -------     -------     ---------    -------         -------
Income (loss)
before income
taxes, minority
interests and
cumulative effect
of change in
accounting
principle..........    (91,316)    (36,947)      (128,263)   (3,553)     (2,558)     (134,374)    (5,095)         (4,358)
Provision for
income taxes.......       (275)         --           (275)       --          --          (275)        --              --
Minority
interests..........     (2,756)         --         (2,756)       --       1,224(h)     (1,532)        --              --
                     ---------    --------      ---------   -------     -------     ---------    -------         -------
Income (loss)
before cumulative
effect of change in
accounting
principle..........    (94,347)    (36,947)      (131,294)   (3,553)     (1,334)     (136,181)    (5,095)         (4,358)
Cumulative effect
of change in
accounting
principle for costs
of start-up
activities.........     (2,414)         --         (2,414)       --          --        (2,414)        --              --
                     ---------    --------      ---------   -------     -------     ---------    -------         -------
Net income (loss)..    (96,761)    (36,947)      (133,708)   (3,553)     (1,334)     (138,595)    (5,095)         (4,358)
Dividends on
preferred stock....    (28,881)    (14,916)(b)    (43,797)       --          --       (43,797)        --              --
                     ---------    --------      ---------   -------     -------     ---------    -------         -------
Net income (loss)
after deduction of
dividends on
preferred stock....  $(125,642)   $(51,863)     $(177,505)  $(3,553)    $(1,334)    $(182,392)   $(5,095)        $(4,358)
                     =========    ========      =========   =======     =======     =========    =======         =======
Per common share--
basic and diluted:
 Loss before
 cumulative effect
 of change in
 accounting
 principle.........  $   (0.94)                 $   (1.23)                          $   (1.19)
 Cumulative effect
 of change in
 accounting
 principle.........      (0.02)                     (0.02)                              (0.01)
                     ---------                  ---------                           ---------
 Net loss..........  $   (0.96)                 $   (1.25)                          $   (1.20)
                     =========                  =========                           =========
Common shares
outstanding--basic
and diluted (in
thousands).........    131,466                    142,201                             151,496
                     =========                  =========                           =========


                      Adjustments
                        for        Pro Forma
                      Powertel      for the
                     Acquisition  Transactions
                     ------------ ------------
Net revenues:
 Site rental and
 broadcast
 transmission......    $6,185(m)   $ 309,134
 Network services
 and other.........        --         77,865
                     ------------ ------------
   Total net
   revenues........     6,185        386,999
                     ------------ ------------
Operating expenses:
 Costs of
 operations:
   Site rental and
   broadcast
   transmission....        --(e)     129,591
   Network services
   and other.......        --         42,312
 General and
 administrative....        --(e)      43,823
 Corporate
 development.......        --          5,403
 Restructuring
 charges...........        --          5,645
 Non-cash
 compensation
 charges...........        --          2,173
 Depreciation and
 amortization......     2,383(n)     163,525
                     ------------ ------------
                        2,383        392,472
                     ------------ ------------
Operating income
(loss).............     3,802         (5,473)
Other income
(expense):
 Interest and
 other income
 (expense).........        --         17,731
 Interest expense
 and amortization
 of deferred
 financing costs...        --       (152,283)
                     ------------ ------------
Income (loss)
before income
taxes, minority
interests and
cumulative effect
of change in
accounting
principle..........     3,802       (140,025)
Provision for
income taxes.......        --           (275)
Minority
interests..........        --         (1,532)
                     ------------ ------------
Income (loss)
before cumulative
effect of change in
accounting
principle..........     3,802       (141,832)
Cumulative effect
of change in
accounting
principle for costs
of start-up
activities.........        --         (2,414)
                     ------------ ------------
Net income (loss)..     3,802       (144,246)
Dividends on
preferred stock....        --        (43,797)
                     ------------ ------------
Net income (loss)
after deduction of
dividends on
preferred stock....    $3,802      $(188,043)
                     ============ ============
Per common share--
basic and diluted:
 Loss before
 cumulative effect
 of change in
 accounting
 principle.........                $   (1.17)
 Cumulative effect
 of change in
 accounting
 principle.........                    (0.02)
                                  ------------
 Net loss..........                $   (1.19)
                                  ============
Common shares
outstanding--basic
and diluted (in
thousands).........                  158,016
                                  ============

     See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations

  Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                             (Dollars in thousands)

(a) Reflects:
  (1) increase in interest expense as a result of the issuance of the notes in the recent debt offerings of $36,132 for the year ended December 31, 1999; and
  (2) amortization of deferred financing costs related to the notes issued in the recent debt offerings of $815 for the year ended December 31, 1999.
(b) Reflects the increase in dividends attributable to the issuance of the convertible preferred stock.
(c) Reflects the historical results of operations of the tower operations contributed to the Bell Atlantic joint venture.
(d) Reflects additional revenues to be recognized by the Bell Atlantic joint venture under the global lease and the formation agreement.
(e) We expect that the Bell Atlantic joint venture will incur incremental operating expenses as a stand-alone entity. Such incremental expenses are currently estimated to amount to approximately $5,137 per year. In addition, we expect that we will incur incremental operating expenses as a result of the BellSouth transaction and the Powertel acquisition. Such incremental expenses are currently estimated to amount to approximately $15,917 per year. These incremental operating expenses are based on management's best estimates rather than any contractual obligations; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statement.
(f) Reflects the incremental depreciation of property and equipment as a result of the Bell Atlantic joint venture. Property and equipment is being depreciated over twenty years.
(g) Reflects additional interest expense attributable to borrowings under the credit facility entered into by the Bell Atlantic joint venture. Such borrowings were initially estimated to incur interest at a rate of 9.25% per annum.
(h) Reflects the minority partner's 38.5% interest in the joint venture's operations.
(i) Reflects additional revenues to be recognized by CCIC in connection with the BellSouth transaction for the sublease of tower space by BellSouth. This amount includes: $16,842 in revenues to be received from BellSouth and $4,552 in revenues to be received from other tenants for the year ended December 31, 1999.
(j) Reflects additional costs to be incurred for ground rents in connection with the BellSouth agreement.
(k) Reflects the incremental depreciation of property and equipment as a result of the BellSouth transaction. Property and equipment is being depreciated over twenty years.
(l) Reflects the historical results of operations of the tower operations acquired in the Powertel acquisition.
(m) Reflects additional revenues to be recognized by CCIC in connection with the Powertel acquisition under the master site agreements.
(n) Reflects the incremental depreciation of property and equipment as a result of the Powertel acquisition. Property and equipment is being depreciated over twenty years.

   The following table summarizes the unaudited pro forma results of operations for the restricted group under our high yield debt instruments. Such information is not intended as an alternative measure of the operating results as would be determined in accordance with generally accepted accounting principles.


                                                   Year Ended  December 31, 1999
                         -----------------------------------------------------------------------------------
                                                 Restricted  Adjustments                         Restricted
                                                   Group         for                Adjustments  Group Pro
                         Pro Forma  Exclusion of Pro Forma    Proposed                  for      Forma for
                            for     Unrestricted    for       BellSouth  Historical  Powertel       the
                         Offerings  Subsidiaries Offerings   Transaction  Powertel  Acquisition Transactions
                         ---------  ------------ ----------  ----------- ---------- ----------- ------------
Net revenues:
 Site rental and
  broadcast
  transmission.......... $ 267,894   $(209,601)  $  58,293     $21,394    $ 1,864     $6,185     $  87,736
 Network services and
  other.................    77,865     (31,981)     45,884          --         --         --        45,884
                         ---------   ---------   ---------     -------    -------     ------     ---------
   Total net revenues...   345,759    (241,582)    104,177      21.394      1,864      6,185       133,620
                         ---------   ---------   ---------     -------    -------     ------     ---------
Operating expenses:
 Costs of operations:
   Site rental and
    broadcast
    transmission........   114,436     (93,736)     20,700       7,207      2,589         --        30,496
   Network services and
    other...............    42,312     (20,275)     22,037          --         --         --        22,037
 General and
  administrative........    43,823     (10,771)     33,052          --         --         --        33,052
 Corporate
  development...........     5,403        (819)      4,584          --         --         --         4,584
 Restructuring
  charges...............     5,645          --       5,645          --         --         --         5,645
 Non-cash compensation
  charges...............     2,173        (769)      1,404          --         --         --         1,404
 Depreciation and
  amortization..........   130,106     (87,752)     42,354      19,282      3,633      2,383        67,652
                         ---------   ---------   ---------     -------    -------     ------     ---------
                           343,898    (214,122)    129,776      26,489      6,222      2,383       164,870
                         ---------   ---------   ---------     -------    -------     ------     ---------
 Operating income
  (loss)................     1,861     (27,460)    (25,599)     (5,095)    (4,358)     3,802       (31,250)
Other income (expense):
 Interest and other
  income (expense)......    17,731      (7,797)      9,934          --         --         --         9,934
 Interest expense and
  amortization of
  deferred financing
  costs.................  (147,855)     40,567    (107,288)         --         --         --      (107,288)
                         ---------   ---------   ---------     -------    -------     ------     ---------
 Income (loss) before
  income taxes,
  minority interests
  and cumulative effect
  of change in
  accounting
  principle.............  (128,263)      5,310    (122,953)     (5,095)    (4,358)     3,802      (128,604)
 Provision for income
  taxes.................      (275)         --        (275)         --         --         --          (275)
 Minority interests.....    (2,756)      2,756          --          --         --         --            --
                         ---------   ---------   ---------     -------    -------     ------     ---------
 Income (loss) before
  cumulative effect of
  change in accounting
  principle.............  (131,294)      8,066    (123,228)     (5,095)    (4,358)     3,802      (128,879)
 Cumulative effect of
  change in accounting
  principle for costs
  of start-up
  activities............    (2,414)         --      (2,414)         --         --         --        (2,414)
                         ---------   ---------   ---------     -------    -------     ------     ---------
 Net income (loss)......  (133,708)      8,066    (125,642)     (5,095)    (4,358)     3,802      (131,293)
 Dividends on preferred
  stock.................   (43,797)         --     (43,797)         --         --         --       (43,797)
                         ---------   ---------   ---------     -------    -------     ------     ---------
 Net income (loss)
  after deduction of
  dividends on
  preferred stock....... $(177,505)  $   8,066   $(169,439)    $(5,095)   $(4,358)    $3,802     $(175,090)
                         =========   =========   =========     =======    =======     ======     =========

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            As of December 31, 1999
                             (Dollars in thousands)

                                                    Adjustments
                                                        for
                                                     Proposed       Pro Forma
                                         Historical  BellSouth       for the
                                            CCIC    Transaction    Transaction
                                         ---------- -----------    -----------
Assets:
Current assets:
  Cash and cash equivalents............. $  549,328  $(62,660)(a)  $  486,668
  Receivables...........................     78,617        --          78,617
  Inventories...........................     19,178        --          19,178
  Prepaid expenses and other current
   assets...............................     14,922        --          14,922
                                         ----------  --------      ----------
    Total current assets................    662,045   (62,660)        599,385
Property and equipment, net.............  2,468,101    89,514(b)    2,557,615
Escrow deposit for acquisition..........     50,000        --          50,000
Goodwill and other intangible assets,
 net....................................    596,147        --         596,147
Deferred financing costs and other
 assets, net............................     60,357        --          60,357
                                         ----------  --------      ----------
                                         $3,836,650  $ 26,854      $3,863,504
                                         ==========  ========      ==========
Liabilities and Stockholders' Equity:
Current liabilities:
  Accounts payable...................... $   45,998  $     --      $   45,998
  Other current liabilities.............     85,283        --          85,283
  Long-term debt, current maturities....         --        --              --
                                         ----------  --------      ----------
    Total current liabilities...........    131,281        --         131,281
Long-term debt, less current
 maturities.............................  1,542,343        --       1,542,343
Other liabilities.......................     67,064        --          67,064
                                         ----------  --------      ----------
    Total liabilities...................  1,740,688        --       1,740,688
                                         ----------  --------      ----------
Minority interests......................     55,292        --          55,292
Redeemable preferred stock..............    422,923        --         422,923
Stockholders' equity....................  1,617,747    26,854(c)    1,644,601
                                         ----------  --------      ----------
                                         $3,836,650  $ 26,854      $3,863,504
                                         ==========  ========      ==========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

       Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             (Dollars in thousands)

(a) Reflects the payment of the remaining cash portion of the purchase price for the BellSouth transaction.
(b) Reflects the basis of property and equipment recorded in connection with the BellSouth transaction.
(c) Reflects the increase resulting from the issuance of common stock for a portion of the remaining purchase price for the BellSouth transaction.

    The following table summarizes the adjustments for the BellSouth transaction, with the increase to the stockholders' equity balance shown as a negative amount:

                                                            Adjustment Reference
                                                            --------------------
                                                                (a),(b),(c)
                                                            --------------------
   Cash and cash equivalents...............................       $(62,660)
   Property and equipment, net.............................         89,514
   Stockholders' equity....................................        (26,854)
                                                                  --------
                                                                  $     --
                                                                  ========

   The following table summarizes the unaudited pro forma balance sheet for the restricted group under our high yield debt instruments. Such information is not intended as an alternative measure of financial position as determined in accordance with generally accepted accounting principles.

                                           As of December 31, 1999
                          -----------------------------------------------------------
                                                              Adjustments Restricted
                                                                  for        Group
                                     Exclusion of  Historical  Proposed    Pro Forma
                          Historical Unrestricted  Restricted  BellSouth    for the
                             CCIC    Subsidiaries    Group    Transaction Transaction
                          ---------- ------------  ---------- ----------- -----------
Assets:
Current assets:
  Cash and cash
   equivalents..........  $  549,328 $   (54,604)  $  494,724  $(62,660)  $  432,064
  Receivables...........      78,617     (30,472)      48,145        --       48,145
  Inventories...........      19,178     (12,279)       6,899        --        6,899
  Prepaid expenses and
   other current
   assets...............      14,922     (10,860)       4,062        --        4,062
                          ---------- -----------   ----------  --------   ----------
    Total current
     assets.............     662,045    (108,215)     553,830   (62,660)     491,170
Property and equipment,
 net....................   2,468,101  (1,117,491)   1,350,610    89,514    1,440,124
Escrow deposit for
 acquisition............      50,000          --       50,000        --       50,000
Investments in
 Unrestricted
 Subsidiaries...........          --     991,261      991,261        --      991,261
Goodwill and other
 intangible assets,
 net....................     596,147    (463,594)     132,553        --      132,553
Deferred financing costs
 and other assets, net..      60,357     (11,779)      48,578        --       48,578
                          ---------- -----------   ----------  --------   ----------
                          $3,836,650 $  (709,818)  $3,126,832  $ 26,854   $3,153,686
                          ========== ===========   ==========  ========   ==========
Liabilities and
 Stockholders' Equity:
Current liabilities:
  Accounts payable......  $   45,998 $   (22,517)  $   23,481  $     --   $   23,481
  Other current
   liabilities..........      85,283     (58,859)      26,424        --       26,424
  Long-term debt,
   current maturities...          --          --           --        --           --
                          ---------- -----------   ----------  --------   ----------
    Total current
     liabilities........     131,281     (81,376)      49,905        --       49,905
Long-term debt, less
 current maturities.....   1,542,343    (509,155)   1,033,188        --    1,033,188
Other liabilities.......      67,064     (63,995)       3,069        --        3,069
                          ---------- -----------   ----------  --------   ----------
    Total liabilities...   1,740,688    (654,526)   1,086,162        --    1,086,162
                          ---------- -----------   ----------  --------   ----------
Minority interests......      55,292     (55,292)          --        --           --
Redeemable preferred
 stock..................     422,923          --      422,923        --      422,923
Stockholders' equity....   1,617,747          --    1,617,747    26,854    1,644,601
                          ---------- -----------   ----------  --------   ----------
                          $3,836,650 $  (709,818)  $3,126,832  $ 26,854   $3,153,686
                          ========== ===========   ==========  ========   ==========